Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Fifth & Pacific Companies, Inc. on Form S-8 (No. 2-95258) of our report, dated June 12, 2013, on our audit of the financial statements and supplemental schedule of The Fifth & Pacific Companies 401(k) Plan as of and for the year ended December 31, 2012, which report is included in this Annual Report on Form 11-K filed on or about June 12, 2013.

/s/ EisnerAmper LLP

Bridgewater, New Jersey

June 12, 2013